PONTUSCAPITAL
REAL ESTATE SECURED INVESTMENTS

May 4, 2023

Jeff Lizzo
STREAM Capital Partners
4201 Irving Park Road, Suite #200
Chicago, IL 60641
jeff@stream-cp.com

RE: Sale-Leaseback of the Evernia Healthcare Facility

Dear Jeff:

STREAM Capital Partners ("**Advisor**") has requested that Pontus Net Lease Advisors, LLC, an affiliate of Pontus Capital, LLC, its managed funds, affiliates, and assigns ("**Purchaser**") consider purchasing the Evernia Healthcare Facility as identified on Exhibit A attached hereto ("**Property**") and simultaneously entering into a lease with Ethema Health Corporation ("**Tenant**"). Purchaser is willing to consider acquiring the Property substantially under the terms and conditions set forth in the Outline of Proposed Terms and Conditions attached hereto ("**Term Sheet**"). Purchaser's proposal for the acquisition is subject to, among other things, the satisfaction of the terms and conditions contained in this proposal letter and in the Term Sheet.

Seller and Purchaser acknowledge that the Term Sheet is intended as an outline only and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in a definitive purchase and sale agreement. Any commitment by Seller and Purchaser will be subject to, among other things, the negotiation and execution of a definitive agreement. Such definitive agreement shall be in form and substance satisfactory to Purchaser and Tenant (or Seller, if applicable), as more particularly summarized in the Term Sheet.

This proposal letter and the attached Term Sheet are not intended to be binding and shall not be deemed to be or construed as, a commitment by Purchaser to acquire the Property from Seller or a commitment by Seller to sell the Property to Purchaser, or a commitment by Purchaser and Tenant to enter into a lease. Purchaser's willingness to acquire the Property is subject to its satisfaction with such analyses and reviews of Tenant and its continuing satisfaction with the results thereof. Furthermore, if prior to the execution of a definitive agreement by Purchaser and Seller, Purchaser discovers information not previously known to it which it believes is materially negative information with respect to the condition (financial or otherwise), business, operations, assets, liabilities or prospects of Tenant, any other credit party, their respective assets and businesses or the Property, Purchaser *may*, in its sole discretion, suggest alternative purchase amounts or structures that assure adequate protection for it or decline to acquire the Property.

This proposal letter, including the attached Term Sheet, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, and (ii) shall be governed by the laws of the State of Texas, without giving effect to the conflicts of law or choice of law provisions thereof. Should the terms and

conditions of the proposal contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this proposal letter to Purchaser. The terms and conditions of this proposal letter shall expire at the end of the day on Friday, May 5, 2023.

Very truly yours,

Pontus Net Lease Advisors, LLC

By: DocuSigned by: Michael Press

Name: Michael Press

Title: Managing Partner

Agreed and accepted on this 4th day of May, 2023:

Ethema Health Corporation

By: ____________________

Name: Shawn Leon

Title: President

OUTLINE OF PROPOSED TERMS AND CONDITIONS

Seller: To be identified.

Tenant / Lessee: Ethema Health Corporation

Lease Guarantor: Shawn Leon shall provide a limited guaranty during the first five (5) years of the Lease. Thereafter, provided Tenant is not then in default under the Lease and based upon certain credit metrics, specifically paying off related party debt, and operating benchmarks which shall be mutually agreed upon by Landlord and Tenant, the guaranty will be released.

Purchaser / Lessor: A newly formed special purpose entity affiliated with Pontus Net Lease Advisors, LLC, or its assignees.

Property: The land, building improvements and building equipment associated with the Evernia healthcare facility located in West Palm Beach, Florida ("**Property**").

Title Company: First American Title Insurance Company in New York City, or alternative title agent acceptable to Purchaser in its reasonable discretion, provided the title policy is issued by First American.

Contract: Purchaser shall draft, and Purchaser and Tenant shall endeavor to negotiate and execute, a purchase agreement ("**PSA**") within three (3) business days following Tenant's receipt of the draft PSA.

Due Diligence Period: Upon execution of the PSA, Purchaser shall draft a Lease containing provisions contained herein and customarily found in agreements for similar transactions, and Seller shall provide Purchaser with reasonable applicable diligence information in Seller's or Tenant's possession regarding the Property, including any existing third-party reports and diligence with respect to environmental, title, zoning, geotechnical, and survey matters. Purchaser may seek reasonable new or updated third party reports, provided that Tenant shall be responsible for the documented costs of any new land survey, zoning report Phase I environmental report, and, if recommended by such Phase I, any new Phase II environmental reports (as more fully described below in the section entitled "**Third Party Due Diligence**"). Purchaser shall complete its review of the diligence materials, including review of third-party property reports by the date that is the later of (i) ten (10) business days following receipt of all Third Party Reports, or (ii) thirty (30) days after the mutual execution of the PSA ("**Due Diligence Period**").

Closing: Closing shall occur upon the later of: (i) 15 business days following expiration of the due diligence period, or (ii) upon the contractual closing date in the PSA with Seller.

Purpose: All net sale-leaseback proceeds shall be used to acquire the property and for working capital of the Tenant, consistent with the sources and uses provided by Tenant and approved by Purchaser during the Due Diligence Period.

Purchase Price: The Seller shall determine the purchase price which shall be $8,500,000 ("**Purchase Price**").

Commitment Fee: At closing, Pontus Net Lease Advisors, LLC shall be paid a commitment fee equal to one percent (1.0%) of the Purchase Price. Upon execution of this Term Sheet, $25,000 shall be paid with the balance earned upon execution of the PSA and paid at Closing. The commitment fee shall not be due and payable at close if Purchaser fails to close, unless failure to close is due to Seller's default; Seller's failure to satisfy a closing condition or Seller's unwillingness to agree lease terms materially the same outlined herein. The Purchaser will not charge any legal fees or other costs in connection with this transaction.

Financing: The proposal and this Term Sheet assume that Purchaser intends to close with mortgage financing on the Property, however Purchaser does not require any financing or a mortgage on the Property to complete the transaction and the transaction shall not be subject to any Purchaser financing contingency or condition.

Lease Type: Purchaser shall draft and the parties shall negotiate in an effort to agree to a triple net lease ("**Lease**") covering the Property. To the extent that the Lessor sells or transfers its interests in the Property during the term of the Lease ("**Lease Transfer**"), the Tenant will execute a new lease with the specific investor, which shall be on substantially identical terms to the Lease and shall contain a rent advancement provision, as will be more particularly described in the Lease.

Right of First Offer/ Right of First Refusal: Given Tenant and Purchaser would like to grow the relationship and finance additional acquisitions through sale-leasebacks, when the Tenant elects to market additional property for sale-leaseback, Purchaser shall be provided with a right of first offer and first refusal, under which Purchaser will have thirty (30) days to provide an offer to purchase the additional property and lease back to Tenant, and fifteen (15) to respond to any right of first refusal.

Security Deposit: At Closing, the Tenant shall provide Landlord with a letter of credit or cash security deposit equal to between three (3) and six (6) months of Base Rent, which shall be sized to approximate the Property's NNN carrying costs for one year. The Lease shall provide for an adjustment to the Security Deposit, provided Tenant is not then in default under the Lease and based upon certain credit

metrics or operating benchmarks, which shall be mutually agreed upon by Landlord and Tenant.

Primary Lease Term: The primary lease term shall be twenty (20) years.

Renewal Options: Two (2), 10-year renewal options exercisable by Tenant no less than twelve (12) months prior to the expiration of the then-current term, so long as no default remains uncured beyond any applicable notice and cure period. Tenant may exercise renewals in its sole discretion.

Annual Base Rent: Upon commencement of the Lease, the annual base rent for the Property shall be equal to $735,250.

The annual base rent shall be net of all taxes, insurance, and property maintenance expenses related to the Property after Closing, which taxes, insurance, and property maintenance expense shall be paid by Tenant.

Rent Escalations: Annual Base Rent shall increase annually by 2.75% per year based on the Purchase Price and cap rate selected by Seller, including during the renewal option periods, if exercised. Upon commencement of the first option period, the annual base rent shall be reset based upon cumulative change in CPI over the primary term, not to exceed ten percent (10%) of, nor less than, the rent immediately preceding the effectiveness of such renewal term.

Lease Assignment: Tenant may freely assign the Lease without Lessor consent (a "**Lease Assignment**") provided that either (i) such Lease Assignment occurs in connection with a sale of all or substantially all of Tenant's assets, stock or other interests (or the stock or interests of Tenant's corporate parent(s) – i.e. a direct or indirect change of control), or (ii) the assignee has an investment grade credit rating as provided for by S&P / Moody's, or has creditworthiness substantially equal to or superior than that of Tenant at the time of such Lease Assignment, based on standards reasonably determined by the Lessor. Any other Lease Assignment is subject to the Lessor's consent in its sole discretion. Upon any permitted Lease Assignment, Tenant and Guarantor will be released from any future obligations.

Subleases: Tenant shall have the right to sublet any portion of the Property at any time with Lessor's consent, which consent shall not be unreasonably withheld, provided that any such sublease shall not release Tenant or Guarantor from any of its obligations under the Lease nor extend beyond the controllable Lease term. If requested, Lessor shall execute and deliver a non-disturbance agreement to a subtenant upon Tenant's request, subject to reasonable conditions agreed upon by Landlord and Tenant.

Covenants: The Lease will contain covenants customarily found in agreements for similar transactions, including continuous operations requirements, and periodic financial reporting with respect to (i) the Property individually on a quarterly basis (LTM P&Ls), and (ii) the Tenant a quarterly (audited) and Guarantor on an annual basis (PFS). Notwithstanding the foregoing, the Lease shall contain no financial covenants.

Insurance: The Lease will contain insurance requirements customarily found in agreements for similar transactions and similarly situated properties in the area where the Property are located, and others appropriate to the specific transaction, as will be mutually agreed by the parties and more particularly described in the Lease.

Casualty & Condemnation: The Lease will contain casualty and condemnation provisions customarily found in agreements for similar transactions and others appropriate to the specific transaction.

Representations & Warranties: The Lease and the PSA shall contain representations and warranties customarily found in agreements for similar transactions and others appropriate to the specific transaction.

Third Party Due Diligence: Purchaser shall be entitled to conduct at its sole cost and expense (except as otherwise herein indicated) due diligence with respect to environmental, title, zoning, and survey matters for the Property; provided that such due diligence shall be customary for similar transactions and appropriate to the specific transaction. Purchaser shall have the right to visually inspect the Property prior to the Closing. Seller shall reasonably cooperate with Purchaser's reasonable requests in connection with such due diligence.

To the extent Seller or Tenant have existing vendors in connection with the survey, zoning, geotechnical or environmental reports, Purchaser agrees to accept such vendors, provided the same are commercially reasonable and appropriately licensed in their respective fields. Provided Purchaser promptly requests such new or updated diligence in writing, Seller shall be responsible for the documented costs of any new Phase I environmental report, and, if recommended by such Phase I, any new Phase II environmental report, any new land surveys according to "ALTA" (or local equivalent) standard requirements, and zoning reports (collectively, "**Third Party Reports**"). Tenant shall be responsible for the transfer taxes, recording fees, of Purchaser's ALTA title

policy and customary endorsements, and 50% of the Title Company's closing and escrow fees. Purchaser shall only be responsible for 50% of the Title Company's closing and escrow fees.

Conditions Precedent:

The conditions to the closing of the sale-leaseback transaction will be those customarily found in similar agreements and others appropriate to the specific transaction, including:

- During the Due Diligence Period, confirmation of the sources and uses for transaction contemplated herein, and proforma balance sheet of Tenant upon closing.

- During the Due Diligence Period, review of all the 2020 and 2021 historical P&L statements for the Property.

- During the Due Diligence Period, Purchaser's satisfactory review of the operating and financial projections for the Tenant and Guarantor, including material terms of all indebtedness.

- During the Due Diligence Period, Purchaser's satisfactory review of all BTRs, permits, licensing, and zoning that runs with the Property.

- During the Due Diligence Period, review of all historical and projected capex spend for the Property, including a summary and schedule of all equipment installed at the Property.

- During the Due Diligence Period, management meeting and Property inspection.

- During due diligence, satisfactory review of any existing or contemplated agreements affecting the Property, including the existing lease and related purchase option, landlord waivers, leasehold financing agreements, land use restrictions, zoning permits, and related agreements, etc.

- The Lessor shall have completed its satisfactory review of Third Party Due Diligence material with respect to the underlying Property and completed its inspections with satisfactory results, in each case, within the Due Diligence Period.

- No material adverse change in the Tenant's or Guarantor's financials or operations shall have occurred which would reasonably be expected to materially impair Tenant's or

Guarantor's ability to perform its material obligations as Tenant under the Lease, as will be mutually agreed by the parties and more particularly described in the PSA.

- All documentation relating to the Lease shall be in form and substance reasonably satisfactory to the Landlord and Tenant.

- No order, stay, injunction or restraining order, or any pending or threatened litigation shall exist which, if decided against Seller, Tenant or Guarantor, (i) would be likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Seller, Tenant or Guarantor, or (ii) would be likely to have a material adverse effect on (a) the ability of Seller to consummate the transaction contemplated by the PSA, (b) the ability of Tenant or Guarantor to perform its obligations under the Lease documentation, or (c) the Lessor's rights and remedies under the Lease.

Events of Default: The Lease will contain events of default pertaining to the Tenant customarily found in similar agreements and others appropriate to the specific transaction, subject to reasonable notice and cure periods, including, but not limited to, failure to pay rent or fees when due; any representation or warranty materially incorrect when made or deemed made; failure to perform or observe Lease covenants; reorganization, liquidation, voluntary or involuntary bankruptcy or insolvency proceedings or other bankruptcy defaults, or uncurable monetary Events of Defaults under material loan agreements.

Compliance with Laws: Tenant shall ensure compliance with all applicable laws, provided that the Lease shall provide Tenant with reasonable customary cure periods and contest rights.

Indemnification: The Lease will contain indemnification provisions customarily found in similar agreements and others appropriate to the specific transaction, subject in each case to lease accounting and tax considerations.

Assignment & Participation: The Lease will include such provisions with respect to assignment and participation by the Lessor as are customarily found in similar agreements.

Governing Law: State of Florida.

Confidentiality: The proposal letter and this Term Sheet are confidential and should be treated accordingly. Each of the parties hereto agrees to keep

	the acquisition of the Property as outlined herein in strict confidence and shall not disclose the purchase price, terms or any aspect of the proposal letter and this Term Sheet with any other party, other than Tenant, Tenant's fuel supplier, Purchaser and their respective representatives, advisors, equity holders, and financing sources.
Exclusivity:	Upon execution of the proposal letter to which this Term Sheet is attached and until sixty (60) business days following such execution (such period, the "**Exclusivity Period**"), Tenant and its advisors will cease all discussions with any prospective sale leaseback provider or other asset-based financing sources. In addition, Seller and Tenant will not solicit or accept any additional offers, binding or otherwise, during the Exclusivity Period.
Expenses:	Upon full execution of the proposal letter to which this Term Sheet is attached, and other than as expressly set forth herein, Purchaser shall be responsible for their respective legal fees and expenses related to the transaction contemplated under the proposal and this Term Sheet.

Except for the provisions relating to the Exclusivity Period, Confidentiality, Commitment Fee, and Expenses as provided herein, (i) it should be understood that this proposal is not intended to bind the parties and that its submission in no way creates rights or obligations for Purchaser, Tenant or Seller with respect to the terms contained herein, and (ii) unless and until a binding PSA with respect to the transactions contemplated under the proposal and this Term Sheet are approved and unconditionally executed and delivered by all parties, the terms contained herein are to be used for discussion purposes only and are not binding on the parties.

EXHIBIT A – PROPERTY DESCRIPTION

Approximately 0.21 acres of land, all land and building improvements, and all building equipment located at 950 Evernia Street, West Palm Beach, Florida.